EXHIBIT 99.2

                               FILENET CORPORATION
                        1998 EMPLOYEE STOCK PURCHASE PLAN


                 AS AMENDED AND RESTATED THROUGH MARCH 31, 2000



I.   PURPOSE OF THE PLAN

     This Employee Stock Purchase Plan is intended to promote the interests of FileNet Corporation by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under
Section 423 of the Code.

     This Plan shall serve as the successor to the Corporation's existing 1988 Employee Stock Purchase Plan (the "Predecessor Plan"), and no further shares of Common Stock will be issued under the Predecessor Plan from and after the Effective Date.

     Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

     All share numbers in this Plan reflect the 2-for-1 split of the Common Stock effective on June 12, 1998

II.  ADMINISTRATION OF THE PLAN

     The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III. STOCK SUBJECT TO PLAN

     A. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan and the International Plan shall not exceed One Million Thirty Two Thousand Two Hundred and Seventy Eight (1,032,278) shares in the aggregate and shall be limited to the following components: (i) the actual number of shares of Common Stock remaining for issuance under the Predecessor Plan on the Effective Date (Ninety Two Thousand Two Hundred Seventy Eight (92,278) shares plus (ii) an additional Three Hundred Thousand (300,000) shares of Common Stock approved by the stockholders at the 1998 Annual Meeting in connection with the implementation of the Plan plus (iii) an additional increase of Three Hundred Thousand

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          (300,000)  shares  authorized  by the  Board  on  March  22,  1999 and approved by the stockholders at the 1999 Annual Meeting plus (iv) an additional increase of Three Hundred Forty Thousand (340,000) shares authorized by the Board on March 20, 2000, subject to stockholder approval at the 2000 Annual Meeting.

     B. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan and the International Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date, (iii) the maximum number and class of securities purchasable by all Participants in the aggregate on any one Purchase Date and (iv) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

IV.  PURCHASE PERIODS

     A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

     B. Each purchase period shall have a duration of six (6) months. Purchase periods shall run from the first business day in May to the last business day in October each year and from the first business day in November each year to the last business day in April of the following year. However, the initial purchase period under the Plan shall begin on October 1, 1998 and end on the last business day in April 1999.

V.   ELIGIBILITY

     A. Each individual who is an Eligible Employee on the start date of any purchase period shall be eligible to participate in the Plan for that purchase period.

     B. To participate in the Plan for a particular purchase period, the Eligible Employee must complete the enrollment form prescribed by the Plan Administrator and file such form with the Plan Administrator (or its designate) on or before the start date of the purchase period.

VI.  PAYROLL DEDUCTIONS

     A. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Cash Earnings paid to the Participant during each purchase period, up to a maximum of ten percent (10%). The deduction rate so authorized shall continue in effect for the entire purchase period and for each subsequent purchase period the Participant remains in the Plan. The Participant may not increase his or her rate of payroll deduction during a purchase period, but may

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          effect such increase as of the start date of any  subsequent  purchase period following the filing of a new payroll deduction authorization with the Plan Administrator. However, the Participant may, at any time during the purchase period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per purchase period.

     B. Payroll deductions shall begin on the first pay day following the start date of the purchase period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be required to be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

     C. Payroll deductions shall automatically cease upon the termination of the Participant's purchase right in accordance with the provisions of the Plan.

     D. The Participant's acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant's acquisition of Common Stock on any subsequent Purchase Date.

VII. PURCHASE RIGHTS

     A. Grant of Purchase Right. A Participant shall be granted a separate purchase right on the start date of each purchase period in which he or she participates. The purchase right shall provide the Participant with the right to purchase shares of Common Stock on the Purchase Date upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

          Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

     B. Exercise of the Purchase Right. Each purchase right shall be automatically exercised on the Purchase Date, and shares of Common Stock shall accordingly be purchased on behalf of each Participant on such date. The purchase shall be effected by applying the Participant's payroll deductions for the purchase period ending on such Purchase Date to the purchase of shares of Common Stock at the purchase price in effect for that purchase period.

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     C.   Purchase  Price.  The  purchase  price per share at which Common Stock will be purchased on the Participant's behalf on each Purchase Date shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of the purchase period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

     D. Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the purchase period ending with that Purchase Date by the purchase price in effect for that period. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed eight hundred (800) shares, subject to periodic adjustments in the event of certain changes in the Corporation's capitalization. In addition, the maximum number of shares of Common Stock purchasable by all Participants in the aggregate on any one Purchase Date under the Plan and the International Plan shall not exceed One Hundred Seventy Thousand (170,000) shares, subject to periodic adjustments in the event of certain changes in the Corporation's capitalization. However, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any purchase period under the Plan, to increase or decrease the limitations to be in effect for the number of shares purchasable per Participant and in the aggregate by all Participants on the Purchase Date in effect for that period.

     E. Excess Payroll Deductions. Any payroll deductions not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date or the limitation on the maximum number of shares purchasable in the aggregate on the Purchase Date by all Participants shall be promptly refunded.

     F. Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:

          (i) A Participant may, at any time prior to the last fifteen (15) days of the purchase period, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the purchase period in which such termination occurs shall, at the Participant's election, be immediately refunded or held for the purchase of shares on the next Purchase Date. If no such election is made at the time the purchase right is terminated, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible.

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          (ii) The termination of such purchase right shall be irrevocable,  and the Participant may not subsequently rejoin the purchase period for which the terminated purchase right was granted. In order to resume participation in any subsequent purchase period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) before the start date of the new purchase period.

          (iii)Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant's payroll deductions for the purchase period in which the purchase right so terminates shall be immediately refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the purchase period in which such leave commences, to (a) withdraw all the payroll deductions collected to date on his or her behalf during such purchase period or (b) have such funds held for the purchase of shares on the next scheduled Purchase Date. In no event, however, shall any further payroll deductions be collected on the Participant's behalf during such leave. Upon the Participant's return to active service (i) within ninety (90) days after the start of the leave or (ii) prior to the expiration of any longer period during his or her re-employment rights are guaranteed by law or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began.

     G. Corporate Transaction. Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Corporate Transaction, by applying the payroll deductions of each Participant for the purchase period in which such Corporate Transaction occurs to the purchase of whole shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of the purchase period in which such Corporate Transaction occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase, but not the limitation on the aggregate number of shares purchasable by all Participants.

          The  Corporation  shall use its best  efforts  to provide at least ten
          (10) days prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Corporate Transaction.

     H. Proration of Purchase Rights. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed either (i) the number of shares then available for issuance under the Plan or (ii) the maximum number of shares purchasable by all Participants (and all participants in the International Plan) in the aggregate on that Purchase Date, then the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant (and each participant in the International Plan), to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

     I. Assignability. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

     J. Stockholder Rights. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII. ACCRUAL LIMITATIONS

     A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

     B. For purposes of applying such accrual limitations, the following provisions shall be in effect:

          (i) The right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date in effect for the purchase period for which such right is granted.

          (ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

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     C.   If by reason of such  accrual  limitations,  any  purchase  right of a
          Participant does not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase right shall be promptly refunded.

     D. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

IX.  EFFECTIVE DATE AND TERM OF THE PLAN

     A. The Plan was adopted by the Board on March 17, 1998 and approved by the Corporation's stockholders at the 1998 Annual Meeting held on May 15, 1998. The Plan .shall become effective on the Effective Date. However, no purchase rights granted under the Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until the Corporation shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation.

     B.   The Plan was  amended  and  restated  on March  22,  1999  (the  "1999
          Restatement") to increase the number of shares of Common Stock authorized for issuance over the term of the Plan by an additional Three Hundred Thousand (300,000) shares, and the 1999 Restatement was approved by the stockholders at the 1999 Annual Meeting. No purchase rights were granted, and no shares were issued, on the basis of the Three Hundred Thousand (300,000)-share increase authorized by the 1999 Restatement until such Restatement was approved by the stockholders at the 1999 Annual Meeting.

     C. The Plan was amended and restated on March 20, 2000 (the "March 2000 Restatement") to increase the number of shares of Common Stock authorized for issuance over the term of the Plan by an additional Three Hundred Forty Thousand (340,000) shares, subject to stockholder approval at the 2000 Annual Meeting. No purchase rights shall be granted, and no shares shall be issued, on the basis of the Three Hundred Forty Thousand (340,000)-share increase authorized by the March 2000 Restatement unless and until the Restatement is approved by the stockholders at the 2000 Annual Meeting.

     D. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest to occur of (i) the last business day in October 2008,
          (ii) the date on which all shares available for issuance under the Plan (and the International Plan) shall have been sold pursuant to purchase rights exercised under the Plan (and the International Plan) or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

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


X.   AMENDMENT OF THE PLAN

     The Board may alter, amend, suspend or discontinue the Plan at any time to become effective immediately following the close of any purchase period.
However, the Board may not, without the approval of the Corporation's stockholders, (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Corporation's capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan, or (iii) modify the requirements for eligibility to participate in the Plan.

XI.  GENERAL PROVISIONS

     A. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

     B. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.

     C. The provisions of the Plan shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

                                       8

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                                   Schedule A

                          Corporations Participating in
                          Employee Stock Purchase Plan
                              As of October 1, 1998



                   FileNet Corporation, a Delaware corporation

                                    APPENDIX

     The following definitions shall be in effect under the Plan:

     A.   Board shall mean the Corporation's Board of Directors.

     B. Cash Earnings shall mean the (i) base salary payable to a Participant by one or more Participating Companies during such individual's period of participation in one or more purchase periods under the Plan plus
          (ii) all overtime payments, bonuses, commissions and other incentive-type payments received during such period. Such Cash Earnings shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. However, Cash Earnings shall not include any contributions (other than Code
          Section 401(k) or Code Section 125 contributions) made on the Participant's behalf by the Corporation or any Corporate Affiliate to any employee benefit or welfare plan now or hereafter established.

     C.   Code shall mean the Internal Revenue Code of 1986, as amended.

     D.   Common Stock shall mean the Corporation's common stock.

     E. Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

     F.   Corporate   Transaction   shall   mean   either   of   the   following
          stockholder-approved transactions to which the Corporation is a party:

          (i) a merger or consolidation in which securities possessing fifty percent (50%) or more of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

          (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.

     G. Corporation shall mean FileNet Corporation, a Delaware corporation and any corporate successor to all or substantially all of the assets or voting stock of FileNet Corporation which shall by appropriate action adopt the Plan.

     H. Effective Date shall mean the October 1, 1998 effective date of the Plan.

     I. Eligible Employee shall mean any person who is employed by a Participating Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a).

     J. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

          (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the average of the high and low selling prices per share of Common Stock on the date in question, as those prices are reported by the National Association of Securities Dealers on the Nasdaq National Market and published in The Wall Street Journal. If there are no selling prices for the Common Stock on the date in question, then the Fair Market Value shall be the average of the high and low selling prices on the last preceding date for which such quotations exist.

          (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the average of the high and low selling prices per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as those prices are officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there are no selling prices for the Common Stock on the date in question, then the Fair Market Value shall be the average of the high and low selling prices on the last preceding date for which such quotations exist.

     K. International Plan shall mean the FileNet Corporation International Employee Stock Purchase Plan.

     L.   1933 Act shall mean the Securities Act of 1933, as amended.

     M. Participant shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

     N. Participating Corporation shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan as of the Effective Date are listed in attached Schedule A.

     O. Plan shall mean the Corporation's Employee Stock Purchase Plan, as set forth in this document.

     P. Plan Administrator shall mean the committee of two (2) or more non-employee Board members appointed by the Board to administer the Plan.

     Q. Predecessor Plan shall mean the Corporation's 1988 Employee Stock Purchase Plan.

     R. Purchase Date shall mean the last business day of each purchase period. The initial Purchase Date shall be April 30, 1999.

     S. Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.